The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Registration Statement No. 333-148054
Filed Pursuant to Rule 424(b)(2)

Subject to Completion, dated December 8, 2010

Pricing supplement to the Prospectus dated May 16, 2008,
the Prospectus Supplement dated January 25, 2010 and the Product Supplement dated December 3, 2010
US$    ●
Senior Medium-Term Notes, Series A
Reverse Exchangeable Notes
Each Linked to the Common Equity Securities of a
Single Reference Stock Issuer

•
This pricing supplement relates to thirteen separate note offerings. Each issue of the notes is linked to one, and only one, Reference Stock. You may participate in any of the thirteen offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a single note linked to a basket of some or all of the Reference Stocks described below.

•
The notes are designed for investors who seek an interest rate that is higher than that of a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the applicable Reference Stock, be willing to accept the risks of owning the common equity securities of the applicable Reference Stock Issuer, and be willing to lose some or all of their principal at maturity.

•	Investing in the notes is not equivalent to investing in the shares of any of the Reference Stocks.

•
Each issue of the offered notes will pay interest monthly at the fixed rate specified for that issue below. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Stock Price of the applicable Reference Stock and whether the closing price of the applicable Reference Stock has declined from the applicable Initial Stock Price during the Monitoring Period, as described below.

•	Each of the notes will have a term of approximately three months, except for RevEx 0019, which will have a term of approximately six months.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•
Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the applicable Reference Stock (or, at our election, the applicable Cash Delivery Amount), in each case, together with any accrued and unpaid interest, as described below.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp., is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

RevEx Number		Ticker Symbol	Principal Amount*	Interest Rate per Annum*	Trigger Price	Initial Stock Price *	CUSIP	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal
0007	Delta Air Lines, Inc.	DAL		12.00%	80% of the Initial Stock Price		06366QAS6	100%	●%	●% US$●
0008	Las Vegas Sands Corp.	LVS		11.00%	65% of the Initial Stock Price		06366QAT4	100%	●%	●% US$●
0009	Las Vegas Sands Corp.	LVS		20.75%	75% of the Initial Stock Price		06366QAU1	100%	●%	●% US$●
0010	MGM Resorts International	MGM		12.00%	65% of the Initial Stock Price		06366QAV9	100%	●%	●% US$●
0011	MGM Resorts International	MGM		22.30%	75% of the Initial Stock Price		06366QAW7	100%	●%	●% US$●
0012	McMoRan Exploration Co.	MMR		13.70%	65% of the Initial Stock Price		06366QAX5	100%	●%	●% US$●
0013	McMoRan Exploration Co.	MMR		27.00%	75% of the Initial Stock Price		06366QAY3	100%	●%	●% US$●
0014	Netflix Inc.	NFLX		19.15%	80% of the Initial Stock Price		06366QAZ0	100%	●%	●% US$●
0015	Office Depot, Inc.	ODP		12.25%	75% of the Initial Stock Price		06366QBA4	100%	●%	●% US$●
0016	Research In Motion Limited	RIMM		10.00%	80% of the Initial Stock Price		06366QBB2	100%	●%	●% US$●
0017	Stillwater Mining Company	SWC		12.00%	65% of the Initial Stock Price		06366QBC0	100%	●%	●% US$●
0018	Stillwater Mining Company	SWC		21.00%	75% of the Initial Stock Price		06366QBD8	100%	●%	●% US$●
0019	Wells Fargo & Company	WFC		11.00%	80% of the Initial Stock Price		06366QBE6	100%	●%	●% US$●

* The actual principal amount, interest rate and Initial Stock Price for each note will be set on the pricing date.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-3 of this pricing supplement, page PS-4 of the product supplement, page S-1 of the prospectus supplement and on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

We expect to deliver the notes through the facilities of The Depository Trust Company on or about December 31, 2010.

BMO CAPITAL MARKETS

Key Terms of all the Notes:

Payment at Maturity:	The payment at maturity for each of the notes is based on the performance of the applicable Reference Stock. You will receive $1,000 for each $1,000 in principal amount of the note, unless:

(1) the applicable Final Stock Price is less than the applicable Initial Stock Price; and

(2)
on any day during the Monitoring Period, the closing price of the applicable Reference Stock has declined to a price that is less than the applicable Trigger Price.  (“Closing Price Monitoring” is applicable to the notes.)

If the conditions described in both (1) and (2) are satisfied, you will receive at maturity, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Delivery Amount will most likely be substantially less than the principal amount of your notes, and may be zero.

Pricing Date:	On or about December 28, 2010

Settlement Date:	On or about December 31, 2010

Monitoring Period:	The period from the pricing date to and including the Valuation Date.

Physical Delivery Amount:
The number of shares of the applicable Reference Stock, per $1,000 in principal amount of the notes, equal to $1,000 divided by the applicable Initial Stock Price, subject to adjustments, as described in the product supplement.  Any fractional shares will be paid in cash.

Cash Delivery Amount:
For each Reference Stock, the amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Stock Price of that Reference Stock, subject to adjustments, as described in the product supplement.

Initial Stock Price:
The closing price of the applicable Reference Stock on the pricing date.  The Initial Stock Price is subject to adjustments in certain circumstances. See “General Terms of the Notes — Payment at Maturity” and “— Anti-dilution Adjustments” in the product supplement for additional information about these adjustments.

Final Stock Price:	The closing price of the applicable Reference Stock on the Valuation Date.

Automatic Redemption:	Not Applicable

Key terms of RevEx 0007 to 0018:		Key terms of RevEx 0019:

Valuation Date:	March 28, 2011	Valuation Date:	June 27, 2011

Maturity Date:	March 31, 2011	Maturity Date:	June 30, 2011

Interest Payment Dates:	Interest on the notes will be payable monthly in arrears on January 31st, February 28th and the maturity date.	Interest Payment Dates:	Interest on the notes will be payable monthly in arrears on January 31st, February 28th, March 31st, April 29th, May 31st and the maturity date.

  The pricing date and the settlement date are subject to change. The actual pricing date, settlement date, interest payment dates, Valuation Date and maturity date for each of the notes will be set forth in the final pricing supplement.

 We may use this pricing supplement in the initial sale of notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

This pricing supplement relates to thirteen separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. The purchaser of a note will acquire a security linked to a single Reference Stock (and not to a basket that includes any other Reference Stock). You may participate in any of the note offerings or, at your election, in two or more of the offerings.

You should read this pricing supplement together with the product supplement dated December 3, 2010, the prospectus supplement dated January 25, 2010 and the prospectus dated May 16, 2008.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated December 3, 2010:
http://www.sec.gov/Archives/edgar/data/927971/000121465910003184/c123100424b5.htm

•	Prospectus supplement dated January 25, 2010:
http://www.sec.gov/Archives/edgar/data/927971/000095012310004957/o58842b5e424b5.htm

•	Prospectus dated May 16, 2008:
http://www.sec.gov/Archives/edgar/data/927971/000095012310004953/o58753e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this terms sheet, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Reference Stocks.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated December 3, 2010.

•
Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. The payment at maturity will be based on the applicable Final Stock Price and whether the closing price of the applicable Reference Stock has declined from the applicable Initial Stock Price to a closing price that is less than the applicable Trigger Price on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a number of shares of the applicable Reference Stock (or, at our election, the Cash Delivery Amount).  We expect that the market value of those shares or the Cash Delivery Amount will be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

•
Your return on the notes is limited to the principal amount plus accrued interest regardless of any appreciation in the value of the applicable Reference Stock. — You will not receive a payment at maturity with a value greater than your principal amount, plus accrued and unpaid interest.  This will be the case even if the Final Stock Price exceeds the Initial Stock Price by a substantial amount.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on each interest payment date and at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuers, including extending loans to, or making equity investments in, the Reference Stock Issuers, or providing advisory services to them.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuers, and these reports may or may not recommend that investors buy or hold shares of the Reference Stocks.  As a potential purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock Issuer that in your judgment is appropriate to make an informed investment decision.

•
The inclusion of the underwriting commission and hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

•
You will have no ownership rights in the applicable Reference Stock. — As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights or dividend payments. In addition, the applicable Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.

•
No affiliation with the Reference Stock Issuers. — We are not affiliated with the Reference Stock Issuers.  You should make your own investigation into the Reference Stocks and the Reference Stock Issuers. We are not responsible for any Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

•
Hedging and trading in the Reference Stocks. — We or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stock). We or our affiliates may also trade in the Reference Stocks or instruments related to one or more of the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

•
Many economic and market factors will influence the value of the notes. — In addition to the value of the applicable Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock Issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock Issuer under the Exchange Act can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.  See the section “The Reference Stock Issuers” in the product supplement for additional information.

The hypothetical examples shown below are intended to help you understand the terms of the notes.  The actual amount of cash or securities that you will receive at maturity will depend upon the Final Stock Price of the applicable Reference Stock, and whether its closing price was below the applicable Trigger Price on any trading day during the applicable Monitoring Period.

Delta Air Lines, Inc.

Delta Air Lines, Inc. provides scheduled air transportation for passengers, freight, and mail over a network of routes throughout the United States and internationally.  Its common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “DAL.”

Historical Information of the Common Stock of Delta Air Lines, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the second quarter of 2007 through December 3, 2010.

		High ($)	Low ($)

2007	Second Quarter	23.25	18.02
	Third Quarter	21.80	14.94
	Fourth Quarter	21.10	14.04

2008	First Quarter	18.97	7.94
	Second Quarter	10.75	4.84
	Third Quarter	10.26	4.00
	Fourth Quarter	11.90	5.11

2009	First Quarter	12.65	3.52
	Second Quarter	8.27	5.31
	Third Quarter	9.88	5.56
	Fourth Quarter	12.08	6.78

2010	First Quarter	14.90	10.93
	Second Quarter	14.94	10.90
	Third Quarter	12.80	9.60
	Fourth Quarter (through December 3, 2010)	14.54	10.96

Las Vegas Sands Corp.

Las Vegas Sands Corp. owns and operates casino resorts and convention centers. The company operates in the United States, Macau and Singapore. The company’s casino's offer a wide range of gaming activities and entertainment as well as overnight accommodations, while its expo centers host a wide range of entertainment shows, expositions, and other activities. Its common stock is traded on the NYSE under the symbol “LVS.”

Historical Information of the Common Stock of Las Vegas Sands Corp.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through December 3, 2010.

		High ($)	Low ($)

2007	First Quarter	109.45	81.01
	Second Quarter	91.91	71.24
	Third Quarter	142.75	75.56
	Fourth Quarter	148.76	102.50

2008	First Quarter	105.35	70.00
	Second Quarter	83.13	45.30
	Third Quarter	59.00	30.56
	Fourth Quarter	37.00	2.89

2009	First Quarter	9.15	1.38
	Second Quarter	11.84	3.08
	Third Quarter	20.73	6.32
	Fourth Quarter	18.83	12.95

2010	First Quarter	22.49	14.89
	Second Quarter	27.84	18.09
	Third Quarter	35.87	20.73
	Fourth Quarter (through December 3, 2010)	55.46	34.61

MGM Resorts International

MGM Resorts International operates gaming, hospitality and entertainment resorts. The company owns properties in Nevada, Mississippi and Michigan in the United States; and owns interests in properties in Nevada and Illinois in the United States, and Macau. The company also offers hospitality management services for casino and non-casino properties around the world. Its common stock is traded on the NYSE under the symbol “MGM.”

Historical Information of the Common Stock of MGM Resorts International

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through December 3, 2010.

		High ($)	Low ($)

2007	First Quarter	75.28	56.40
	Second Quarter	87.38	61.17
	Third Quarter	91.15	63.33
	Fourth Quarter	100.50	80.50

2008	First Quarter	84.92	57.26
	Second Quarter	62.90	33.00
	Third Quarter	38.49	21.65
	Fourth Quarter	27.70	8.00

2009	First Quarter	16.89	1.81
	Second Quarter	13.78	2.34
	Third Quarter	14.25	5.34
	Fourth Quarter	12.72	8.54

2010	First Quarter	12.86	9.32
	Second Quarter	16.66	9.60
	Third Quarter	11.55	8.92
	Fourth Quarter (through December 3, 2010)	14.10	10.70

McMoRan Exploration Co.

McMoRan Exploration Co. explores for and produces oil and gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Its common stock is traded on the NYSE under the symbol “MMR.”

Historical Information of the Common Stock of McMoRan Exploration Co.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through December 3, 2010.

		High ($)	Low ($)

2007	First Quarter	15.53	11.03
	Second Quarter	15.72	12.51
	Third Quarter	17.93	12.96
	Fourth Quarter	15.80	10.72

2008	First Quarter	18.44	12.50
	Second Quarter	35.50	17.50
	Third Quarter	29.85	19.58
	Fourth Quarter	23.25	7.39

2009	First Quarter	12.35	3.14
	Second Quarter	7.71	4.26
	Third Quarter	9.35	4.72
	Fourth Quarter	9.78	6.77

2010	First Quarter	18.79	8.21
	Second Quarter	17.10	8.63
	Third Quarter	18.03	9.95
	Fourth Quarter (through December 3, 2010)	19.80	14.18

Netflix Inc.

Netflix Inc. is an online movie rental service.  The company ships DVDs with no due dates or late fees, directly to the subscriber's address.  Netflix also provides background information on DVD releases, including critic reviews, member reviews and ratings, and personalized movie recommendations. Its common stock is traded on the Nasdaq Global Select Market under the symbol “NFLX.”

Historical Information of the Common Stock of Netflix Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through December 3, 2010.

		High ($)	Low ($)

2007	First Quarter	26.80	20.30
	Second Quarter	25.99	19.05
	Third Quarter	22.09	15.62
	Fourth Quarter	29.14	20.60

2008	First Quarter	39.65	20.38
	Second Quarter	40.90	26.05
	Third Quarter	33.97	26.40
	Fourth Quarter	30.66	17.90

2009	First Quarter	44.40	28.78
	Second Quarter	50.24	36.25
	Third Quarter	48.20	37.93
	Fourth Quarter	61.65	44.31

2010	First Quarter	75.65	48.52
	Second Quarter	127.95	73.62
	Third Quarter	174.38	95.33
	Fourth Quarter (through December 3, 2010)	209.24	147.39

Office Depot, Inc.

Office Depot, Inc. operates a chain of office product warehouse stores in North America, Europe, Asia and Central America. The company sells branded merchandise and provides business services primarily to small and medium-sized businesses and the home office market. Its common stock is traded on the NYSE under the symbol “ODP.”

Historical Information of the Common Stock of Office Depot, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through December 3, 2010.

		High ($)	Low ($)

2007	First Quarter	39.66	32.24
	Second Quarter	37.01	30.10
	Third Quarter	31.07	18.09
	Fourth Quarter	22.79	13.08

2008	First Quarter	15.54	10.60
	Second Quarter	14.39	10.69
	Third Quarter	11.43	5.51
	Fourth Quarter	5.94	1.46

2009	First Quarter	4.16	0.59
	Second Quarter	5.37	1.26
	Third Quarter	6.94	3.48
	Fourth Quarter	7.83	5.57

2010	First Quarter	8.35	5.19
	Second Quarter	9.19	3.91
	Third Quarter	5.01	3.36
	Fourth Quarter (through December 3, 2010)	5.24	4.25

Research In Motion Limited

Research In Motion Limited designs, manufactures, and markets wireless solutions for the worldwide mobile communications market. The company provides platforms and solutions for access to email, phone, SMS messaging, Internet, and Intranet-based applications. Its ordinary shares are traded on the Nasdaq Global Select Market under the symbol “RIMM.”

Historical Information of the Ordinary Shares of Research In Motion Limited

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through December 3, 2010.

		High ($)	Low ($)

2007	First Quarter	49.02	39.92
	Second Quarter	66.86	42.93
	Third Quarter	100.98	61.55
	Fourth Quarter	137.00	95.02

2008	First Quarter	118.35	80.20
	Second Quarter	148.11	113.01
	Third Quarter	135.00	60.11
	Fourth Quarter	68.23	35.10

2009	First Quarter	60.41	35.05
	Second Quarter	86.00	42.76
	Third Quarter	88.07	63.36
	Fourth Quarter	71.60	54.31

2010	First Quarter	76.95	60.40
	Second Quarter	74.93	49.13
	Third Quarter	58.64	42.54
	Fourth Quarter (through December 3, 2010)	63.94	46.78

Stillwater Mining Company

Stillwater Mining Company explores for, develops, extracts, processes, and refines platinum, palladium, and associated metals from the J-M Reef located in Stillwater and the East Boulder Mine near McLeod, Montana. The company also recycles automotive catalytic converters in its processing facility in Columbus, Montana. Its common stock is traded on the NYSE under the symbol “SWC.”

Historical Information of the Common Stock of Stillwater Mining Company

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through December 3, 2010.

		High ($)	Low ($)

2007	First Quarter	14.98	10.89
	Second Quarter	16.47	10.62
	Third Quarter	12.43	7.93
	Fourth Quarter	11.86	8.42

2008	First Quarter	22.72	7.55
	Second Quarter	18.89	10.10
	Third Quarter	12.02	5.60
	Fourth Quarter	5.93	1.76

2009	First Quarter	5.60	2.66
	Second Quarter	8.32	3.62
	Third Quarter	8.33	4.45
	Fourth Quarter	10.37	6.02

2010	First Quarter	14.51	9.40
	Second Quarter	18.47	10.71
	Third Quarter	17.36	10.53
	Fourth Quarter (through December 3, 2010)	22.36	15.38

Wells Fargo & Company

Wells Fargo & Company is a diversified financial services company providing banking, insurance, investments, mortgage, leasing, credit cards, and consumer finance. The company operates through physical stores, the Internet and other distribution channels across North America and elsewhere internationally. Its common stock is traded on the NYSE under the symbol “WFC.”

Historical Information of the Common Stock of Wells Fargo & Company

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through December 3, 2010.

		High ($)	Low ($)

2007	First Quarter	36.64	33.01
	Second Quarter	36.49	33.93
	Third Quarter	37.99	32.67
	Fourth Quarter	37.78	29.29

2008	First Quarter	34.56	24.42
	Second Quarter	32.34	23.46
	Third Quarter	42.50	20.46
	Fourth Quarter	38.95	19.90

2009	First Quarter	30.09	7.80
	Second Quarter	28.45	13.65
	Third Quarter	29.56	22.08
	Fourth Quarter	31.53	25.01

2010	First Quarter	31.99	26.37
	Second Quarter	34.25	25.52
	Third Quarter	28.77	23.02
	Fourth Quarter (through December 3, 2010)	29.36	23.37

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in a Note.

The following table illustrates the hypothetical payments at maturity on a $1,000 investment in a note, based on a hypothetical Initial Stock Price of $100.00, a hypothetical Trigger Price of $80.00 (80.00% of the hypothetical Initial Stock Price), and a range of hypothetical Final Stock Prices and assuming that the closing price of the Reference Stock declines in the manner set forth in the column below, “Hypothetical Lowest Closing Price during the Monitoring Period.” The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Lowest Closing Price during the Monitoring Period	Hypothetical Lowest Closing Price during the Monitoring Period Expressed as a Percentage of the Initial Stock Price	Hypothetical Final Stock Price	Hypothetical Final Stock Price Expressed as a Percentage of the Initial Stock Price	Payment at Maturity	Total Value of Payment Received at Maturity*
$70.00	70%	$110.00	110%	$1,000.00	$1,000.00
$75.00	75%	$90.00	90%	10 shares of the Reference Stock or the Cash Delivery Amount	$900.00
$100.00	100%	$100.00	100%	$1,000.00	$1,000.00
$80.00	80%	$60.00	60%	10 shares of the Reference Stock or the Cash Delivery Amount	$600.00
$80.00	80%	$85.00	85%	$1,000.00	$1,000.00
$50.00	50%	$50.00	50%	10 shares of the Reference Stock or the Cash Delivery Amount	$500.00
$25.00	25%	$25.00	25%	10 shares of the Reference Stock or the Cash Delivery Amount	$250.00
$0.00	0%	$0.00	0%	10 shares of the Reference Stock or the Cash Delivery Amount	$0.00

*
Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Delivery Amount) or the principal amount of your notes in cash. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: The lowest closing price of the Reference Stock during the Monitoring Period was $70.00 but the Final Stock Price is $110.00. Because the Final Stock Price of $110.00 is greater than the Initial Stock Price of $100.00, you will receive a payment at maturity of $1,000 per $1,000 in principal amount of the notes, even though the Reference Stock closed at a price less than the Trigger Price during the Monitoring Period.

Example 2: The lowest closing price of the Reference Stock during the Monitoring Period was $75.00, which is less than the Trigger Price, and the Final Stock Price is $90.00, which is less than the Initial Stock Price. Because the Final Stock Price of $90.00 is less than the Initial Stock Price of $100.00 and the closing price of the Reference Stock declined to a closing price that is less than the Trigger Price of $80.00 on at least one trading day during the Monitoring Period, you will receive at maturity the Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Because the Final Stock Price of the Reference Stock is $90.00, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $900.00 per $1,000 in principal amount of the notes.

Example 3: The closing price of the Reference Stock does not decline to a closing price that is less than the Trigger Price on any trading day during the Monitoring Period prior to the Valuation Date.  However, the closing price of the Reference Stock on the Valuation Date is $60.00, which is less than the Trigger Price.  Because the Final Stock Price of $60.00 is less than the Initial Stock Price of $100.00 and the Final Stock Price has declined to a closing price that is less than the Trigger Price of $80.00, you will receive the Physical Delivery Amount (or, at our election, the Cash Delivery Amount) at maturity. Because the Final Stock Price of the Reference Stock is $60.00, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $600.00 per $1,000 in principal amount of the notes.

Example 4: The Final Stock Price of $80.00 is less than the Initial Stock Price of $100.00 and the closing price of the Reference Stock does not decline to a closing price that is less than the Trigger Price on any day during the Monitoring Period.  Because the closing price of the Reference Stock has not declined to a closing price that is less than the Trigger Price of $80.00, you will receive a payment at maturity of $1,000 per $1,000 in principal amount of the notes, even though the Final Stock Price of $80.00 is less than the Initial Stock Price of $100.00.

Regardless of the performance of the Reference Stock, or of the payment that you receive at maturity, you will receive Interest Payments, for each $1,000 principal amount note, in the aggregate amount of $30.00 over the term of the notes.  The hypothetical annualized Interest Rate of 12.00% (approximately 1.00%, or $10.00, per month) for three months results in total interest payments of $30.00.

Certain U.S. Federal Tax Information

Of each stated interest payment on RevEx 0007 (DAL): [ ]% of each stated interest payment (12.00% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0008 (LVS): [ ]% of each stated interest payment (11.00% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0009 (LVS): [ ]% of each stated interest payment (20.75% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0010 (MGM): [ ]% of each stated interest payment (12.00% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0011 (MGM): [ ]% of each stated interest payment (22.30% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0012 (MMR): [ ]% of each stated interest payment (13.70% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0013 (MMR): [ ]% of each stated interest payment (27.00% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0014 (NFLX): [ ]% of each stated interest payment (19.15% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0015 (ODP): [ ]% of each stated interest payment (12.25% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0016 (RIMM): [ ]% of each stated interest payment (10.00% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0017 (SWC): [ ]% of each stated interest payment (12.00% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0018 (SWC): [ ]% of each stated interest payment (21.00% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Of each stated interest payment on RevEx 0019 (WFC): [ ]% of each stated interest payment (11.00% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement dated December 3, 2010 under “Supplemental United States Federal Income Tax Considerations,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement.  BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with NASD Rule 2720, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of any of the notes and to reject orders in whole or in part.  You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the applicable Reference Stock (or any other Reference Stock) or as to the suitability of an investment in the notes.